SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2016

OROPLATA RESOURCES, INC.

(Exact name of Registrant as specified in its charter)

Nevada	000-55088	33-1227980
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
170 S Green Valley Parkway Suite #300 Henderson, NV 89012 (Address of principal executive offices) Tel: (702) 318-7218
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

      .    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Convertible Promissory Note

On September 30, 2016 (the “Effective Date”) Oroplata Resources, Inc., a Nevada corporation (the “Company”), sold a secured 10% Fixed Convertible Promissory Note dated September 28, 2016 in the principal amount of up to $550,000 (the “Note”) to Tangiers Investment Group, LLC (“Tangiers”) for cash consideration of $100,000 with $10,000 being retained by the purchaser of the Note as an original discount for due diligence and legal fees related to the Note purchase, leaving an initial principal due under the Note equal to $110,000.

The Note may be converted into common stock of the Company at any time at a fixed price equal to $0.10 per share (the “Conversion Price”).

If an event of default occurs (as defined in the Note), the outstanding principal amount of the Note shall become at the holder’s electing immediately due an amount equal to 145% of the outstanding principal amount of the Note. Commencing 5 days after the occurrence of any event of default that results in the eventual acceleration of the Note, the Note will accrue an additional interest, in addition to the Note’s guaranteed interest at a rate equal to the lesser of 20% per annum or the maximum rate permitted by applicable law.

Additionally, after any event of default occurs (as defined in the Note) and at least 180 days from the Effective Daye, the Holder has the right to convert in whole or in part the outstanding and unpaid Principal Amount under this Note into shares of Common Stock at a conversion price equal to the lower of:  (a) the Conversion Price or (b) 60% of the lowest trading price of the Company’s common stock during the 20 consecutive Trading Days prior to the date on which Holder elects to convert all or part of the Note (the “Default Conversion Price”).  For the purpose of calculating the Default Conversion Price only, any time after 4:00 pm Eastern Time (the closing time of the Principal Market) shall be considered to be the beginning of the next Business Day.  If the Company is placed on “chilled” status with the DTC, the discount shall be increased by 10%, i.e., from 40% to 50%, until such chill is remedied.  If the Company is not DWAC eligible through their Transfer Agent and DTC’s FAST system, the discount will be increased by 5%, i.e., from 40% to 45%.  In the case of both, the discount shall be a cumulative increase of 15%, i.e., from 40% to 55%.

The Note matures on September 28, 2017 (“Maturity Date”).  The Company may prepay the Note as follows:

Days Since Effective Date	Prepayment Amount
Under 90	125% of Principal Amount
91-135	135% of Principal Amount
136-180	140% of Principal Amount

After 180 days from the Effective Date the Note may not be prepaid without written consent from holder.

The Note shall not be converted to the extent that such conversion would result in beneficial ownership by the holder and its affiliates to own more than 9.99% of the issued and outstanding shares of the Company’s common stock.

Right of First Refusal

Pursuant to the purchase of the Note, the Company has agreed to grant Tangiers a right of first refusal while the Note is outstanding for any written or oral proposal (the “Proposal”) containing one or more offers to provide additional capital or equity or debt financing (the “Right of First Refusal”).  Pursuant to the Right of First Refusal, the company agreed to provide Tangiers with a copy of all documents received by the Company in connection with the Proposal, no later than 3 days after the Company’s receipt of the Proposal.  Tangier’s right to exercise the Right of First Refusal terminates no later than 5 business days from and after the expiration of the Exercise Period (as defined in the Note).

Cashless Warrants

As investment incentive for Tangiers to purchase the Note, the Company agreed to issue 121,000 5-year cashless warrants, exercisable at $0.50.

Security Agreement and Guarantee

In connection with the purchase of the Note by Tangiers, on September 28, 2016 the Company and its subsidiary Lithortech Resources, Inc. (collectively the “Grantors”) entered into a security agreement with Tangiers (the “Security Agreement”).  Under the terms of the Security Agreement, the Grantors, jointly and severally agreed to guarantee and act as surety for the payment of the Note secured by a security interest in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to collateral (as defined in the Security Agreement).  The Security Agreement terminates upon payment in full of the Note and all other obligations (as defined in the Security Agreement) have been paid or discharged.

Previously Issued Convertible Promissory Note

On July 18, 2016 the Company, sold a 10% Fixed Convertible Promissory Note in the principal amount of $121,000 (the “Previous Note”) to Tangiers for cash consideration of $110,000 and $11,000 being retained by the purchaser of the Note as an original discount for due diligence and legal fees related to the Previous Note purchase.

The offer and sale of the securities described above were made in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the terms of the Note, the Security Agreement, the Subsidiary Guarantee and the Previous Note does not purport to be complete and is subject to, and qualified in its entirety by reference to the exhibits filed herewith, which exhibits are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 with respect to the Note is hereby incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 with respect to the Note and the Exchange Agreement and the Exchange Note is hereby incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit Number	Description
4.1	Original Issue 10% Fixed Convertible Promissory Note dated September 28, 2016
4.2	Security Agreement with Tangiers Investment Group, LLC
4.3	Subsidiary Guarantee
4.4	10% Fixed Convertible Promissory Note dated July 18, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oroplata Resources, Inc.

Date: October 3, 2016	/s/ Craig Alford
Craig Alford, Chief Executive Officer

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